Exhibit 99

Con-way

                                                                  NEWS RELEASE
                                                                     Contacts:
                                   Investor:  Patrick Fossenier 1+650-378-5353
                                   News Media:      Gary Frantz 1+650-378-5335



               CON-WAY INC. REPORTS FIRST-QUARTER 2009 RESULTS



SAN MATEO, Calif.-April 23, 2009-Con-way Inc. (NYSE:CNW) today reported a net loss to common shareholders for the first quarter of 2009 of $154.0 million

($3.35 per share), which included a goodwill impairment charge of $134.8 million ($2.93 per share).  Excluding the impairment charge, and on a non-

GAAP basis, Con-way's first-quarter 2009 net loss to common shareholders was

$19.2 million (42 cents per share).  The results compared to first-quarter

2008 net income to common shareholders of $22.5 million (47 cents per diluted share).


The goodwill impairment charge was associated with Con-way Truckload,

formerly Contract Freighters Inc., which the company purchased in August

2007.  The charge was non-cash in nature and does not impact the company's revolving credit covenants.


Total Con-way revenue was $962.9 million, a decrease of 19.9 percent from last year's revenue of $1.20 billion.  The 2009 first quarter had an operating loss of $150.3 million, which excluding the goodwill impairment charge was an operating loss of $15.5 million. This compared to operating income of $54.0 million earned in the first quarter a year ago.



First-quarter 2009 results were affected by the recessionary economy, which drove the decline in revenue and resulted in an operating loss for the quarter at Con-way Freight, the company's less-than truckload (LTL) carrier and largest subsidiary.



"The freight markets continued to suffer from excess capacity and intense price competition," commented Douglas W. Stotlar, Con-way's president and

CEO. "While Con-way Freight posted losses in January and February, it returned to profitability in March, as we saw the benefit of some seasonal upturn in business and modest market share gains."



Stotlar noted that that economy remains challenging. "There are some signs that our freight volumes may be nearing a bottom. However, feedback from our customers as well as trend data for industrial output and inventory levels indicate that shipping volumes are likely to remain restrained, certainly for the short term," he said.



In response to economic conditions, the company instituted proactive measures to reduce costs and conserve cash, implemented workforce reductions and network adjustments in the 2008 fourth quarter, and took additional measures in March this year.  The March actions, which included salary and wage reductions, and suspension of certain 401(k) contributions, are effective mostly in April and are expected to produce cost savings in 2009 of between

$100 million and $130 million.



"Until we see some balance restored between supply and demand in the freight markets, and a more stable pricing environment, we must be cautious about our outlook for 2009," Stotlar said.  He added that Menlo Worldwide Logistics,

the company's supply chain management subsidiary, provided a bright spot as tight cost controls and prudent business development strategies sustained profitability and delivered solid growth in customer wins.



The effective tax benefit rate for the 2009 first quarter was 8.1 percent compared to an effective tax provision rate of 39.4 percent in the same period of 2008. There was no tax benefit from the goodwill impairment charge in the 2009 first quarter.



FREIGHT



For the 2009 first quarter, Con-way Freight, the company's regional less-

than-truckload operations, reported:



   * An operating loss of $23.4 million compared to operating income of $36.1 million in the year-ago period.



   * Revenue of $559.7 million, down 24.7 percent from last year's first quarter revenue of $743.3 million. The decrease was attributable to recession-driven business declines and significantly lower fuel surcharge revenue.



   * Tonnage per day decreased 12.4 percent from the previous-year first quarter.



   * Yield (revenue-per-hundredweight) decreased 12.1 percent from the previous-year first quarter. Excluding the fuel surcharge, yield was down 4.3 percent, reflecting the influence of excess market capacity and resulting pricing pressure.



   * An operating ratio of 104.1 in the 2009 first quarter compared to 95.2 in first-quarter 2008, reflecting the earlier-mentioned tonnage declines and pricing pressures.



LOGISTICS



For the first quarter of 2009, Menlo Worldwide Logistics, the company's global logistics and supply chain management operations, reported:



   * Operating income of $5.0 million, a 20.6 percent decrease from $6.3 million in the first quarter of 2008, related to increased margin pressures somewhat offset by cost reduction actions.



   * Revenue of $316.5 million, down 7.3 percent from the previous-year first-quarter revenue of $341.5 million.



   * Net revenue of $125.2 million, compared to $126.0 million in the previous-year first quarter.  New contract revenue offset declines due to increasing margin pressures as market conditions continued to affect pricing.



TRUCKLOAD



For the first quarter of 2009, Con-way Truckload, the company's full-

truckload transportation operations, reported:



   * An operating loss of $132.7 million, including the impairment charge of

     $134.8 million, which was triggered by a first quarter decline in truckload market values due to current economic conditions.  Excluding the impairment charge, operating income was $2.1 million for the 2009 first quarter. This compared to operating income of $10.3 million in the year-ago period.  Operating income in the 2009 first quarter also reflected increasing pricing pressure and significantly higher vehicular casualty costs.



   * Revenue of $86.0 million, down 25.8 percent compared to revenue of

     $116.0 million in the 2008 first quarter, reflecting soft demand, market overcapacity and lower fuel surcharge levels. Both figures are after the elimination of inter-company revenue.



   * Yield (Revenue-per-loaded mile) decreased 1.9 percent from the previous-

     year first quarter, reflecting the competitive pricing environment and decreased fuel surcharges.



   * Operating ratio on total revenue (without the goodwill impairment charge, before inter-company eliminations and exclusive of fuel surcharges) of 98.3, compared to an operating ratio of 91.4 in the previous-year first quarter.



CON-WAY OTHER



Con-way Other includes the company's Road Systems, Inc. trailer manufacturing unit as well as other corporate activities. These activities produced income of $779,000 during the 2009 first quarter compared to income of $1.4 million in the year-ago period.



Con-way's effective tax rate, excluding the non-deductible impairment charge,

is expected to be 36.5 percent for the year.



INVESTOR CONFERENCE CALL



Con-way will host a conference call for the investment community tomorrow morning, Friday, April 24 at 8:30 a.m. Eastern Daylight Time (5:30 a.m.

Pacific).



The call can be accessed by dialing (866) 264-3634 or (706) 643-3632 (for international callers) and is expected to last approximately one hour. Callers are requested to dial in at least five minutes before the start of the call. The call will also be available through a live internet webcast at www.con-way.com, in the investor relations section.



An audio replay will be available for two weeks following the call by dialing

(800) 642-1687 or (706) 645-9291 (for international callers) and using access code 91980239.  An Internet replay of the presentation will also be available at the Con-way site.






About Con-way Inc. -- Con-way Inc. (NYSE:CNW) is a $5 billion freight transportation and logistics services company headquartered in San Mateo, Calif. Con-way delivers industry-leading services through its primary operating companies of Con-way Freight, Con-way Truckload and Menlo Worldwide Logistics. These operating units provide high-performance, day-definite less-than-truckload (LTL) and full truckload and multimodal freight transportation, as well as logistics, warehousing and supply chain management services, and trailer manufacturing. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit www.con-way.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including: any projections of earnings, revenues, weight, yield, volumes, income or other financial or operating items, all statements of the plans, strategies, expectations or objectives of Con-way's management for future operations or other future items, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any legal and other claims and proceedings that may be brought against Con-way, any statements regarding future economic conditions or performance, any statements regarding strategic acquisitions, any statements of estimates or belief, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, increasing competition and pricing pressure, the creditworthiness of Con-way's customers and their ability to pay for services rendered, changes in fuel prices or fuel surcharges, the effects of the cessation of the air carrier operations of Emery Worldwide Airlines, the possibility that Con-way may, from time to time, be required to record impairment charges for goodwill, in tangible assets and other long-lived assets, the possibility of defaults under Con-way's $400 million credit agreement and other debt instruments (including without limitation defaults resulting from unusual charges), uncertainty in the credit markets, including the effect on Con-way's ability to refinance indebtedness as and when it becomes due, labor matters, enforcement of and changes in governmental regulations or legislation which potentially could result in an adverse impact on the company, environmental and tax matters, matters relating to the 1996 spin-off of Consolidated Freightways Corporation ("CFC"), and matters relating to Con-way's defined benefit pension plans, including the effect on the plans of changes in discount rates and in the value of plan assets. The factors included herein and in Item 7 of Con-way's 2008 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations.






                                Con-way Inc.
                      Statements of Operating Results
              (Dollars in thousands except per share amounts)

                                                         Three Months Ended
                                                             March 31,
                                                   ---------------------------
                                                       2009          2008
                                                   ------------- -------------

REVENUES
  Freight                                          $    559,733  $    743,320
  Logistics [a]                                         316,477       341,460
  Truckload                                              86,042       115,969
  Other                                                     680           832
                                                   ------------- -------------
                                                   $    962,932  $  1,201,581
                                                   ============= =============

OPERATING INCOME (LOSS)
  Freight                                          $    (23,387) $     36,077
  Logistics                                               4,974         6,263
  Truckload [b]                                        (132,678)       10,276
  Other                                                     779         1,392
                                                   ------------- -------------
                                                       (150,312)       54,008

  Other Expense, net                                     15,513        14,209
                                                   ------------- -------------
Income (Loss) before Income Tax
 Provision (Benefit)                                   (165,825)       39,799
   Income Tax Provision (Benefit)                       (13,476)       15,687
                                                   ------------- -------------

Net Income (Loss)                                      (152,349)       24,112

  Preferred Stock Dividends                               1,617         1,656
                                                   ------------- -------------

NET INCOME (LOSS) APPLICABLE TO
 COMMON SHAREHOLDERS                               $   (153,966) $     22,456
                                                   ============= =============

Weighted-Average Common Shares Outstanding
  Basic                                              45,962,858    45,230,686
  Diluted                                            45,962,858    48,146,091

Earnings (Loss) Per Common Share
  Basic
    Net Income (Loss) Applicable to
     Common Shareholders                           $      (3.35) $       0.50
                                                   ============= =============
  Diluted
    Net Income (Loss) Applicable to
     Common Shareholders                           $      (3.35) $       0.47
                                                   ============= =============


    [a]  Logistics' net revenues
           Revenues                                $    316,477  $    341,460
           Purchased transportation
            expense                                    (191,244)     (215,452)
                                                   ------------- -------------
           Net revenues                            $    125,233  $    126,008


    [b]  Includes a goodwill impairment charge of $134.8 million
         ($2.93 per share) in the first quarter of 2009.



                                Con-way Inc.
                          Condensed Balance Sheets
                           (Dollars in thousands)


                                                     March 31,    December 31,
                                                       2009          2008
                                                   ------------- -------------
ASSETS
  Current assets                                   $    963,246  $    951,082
  Property, plant and equipment, net                  1,445,074     1,471,956
  Other assets                                          509,251       648,669
                                                   ------------- -------------
      Total Assets                                 $  2,917,571  $  3,071,707
                                                   ============= =============

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities                              $    645,816  $    658,077
  Long-term debt and guarantees                         924,750       926,224
  Other long-term liabilities and
   deferred credits                                     857,198       861,814
  Shareholders' equity                                  489,807       625,592
                                                   ------------- -------------
      Total Liabilities and
       Shareholders' Equity                        $  2,917,571  $  3,071,707
                                                   ============= =============